Exhibit (a) (5) (B)

Speedway Motorsports Completes Tender Offer for Dover

Motorsports, Inc. Stock

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CHARLOTTE, N.C. and DOVER, Del. (Dec. 22, 2021) – Speedway Motorsports, LLC, a leading marketer, promoter and sponsor of motorsports entertainment, and Dover Motorsports, Inc. (NYSE: DVD) are pleased to announce that Speedway Motorsports has successfully completed its previously announced offer to purchase all outstanding shares of Dover at a per share price of $3.61 (the “Tender Offer”), net to each selling stockholder in cash, without interest and less any applicable withholding taxes. The tender offer was effected by Speedco II, Inc., a wholly owned subsidiary of Speedway Motorsports.

The tender offer made pursuant to the agreement and plan of merger entered into by Speedway Motorsports, Speedco II and Dover on Nov. 8, 2021, expired at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Dec. 21, 2021. The depositary and paying agent for the tender offer has advised Speedway Motorsports that, as of the expiration time, 32,932,500 shares of Dover (excluding shares with respect to which notices of guaranteed delivery were delivered but which shares such notices of guaranteed delivery represent were not yet delivered) had been validly tendered and not validly withdrawn, including 18,466,739 shares of class A common stock, representing approximately 90.5% of Dover’s outstanding shares.

All conditions to the tender offer were satisfied and the tender offer was not extended. All shares of Dover that were validly tendered and not validly withdrawn have been accepted for purchase and will be promptly paid for by Speedco II.

Speedway Motorsports will promptly complete its acquisition of Dover through consummation of a merger of Speedco II, with and into Dover without a vote of the Dover stockholders, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware. The merger is anticipated to be effective as of Dec. 22, 2021. Each remaining share of Dover not purchased in the tender offer (other than any shares held in the treasury of Dover, owned by Speedco II or irrevocably accepted for purchase by Speedco II in the tender offer, or held by any Dover stockholder who has validly exercised its appraisal rights under the General Corporation Law of the State of Delaware) will be converted into the right to receive the same $3.61 in cash, without interest and less any applicable withholding taxes, that will be paid in the tender offer. Following the merger, Dover will be a wholly-owned subsidiary of Speedway Motorsports. Following the merger, shares of Dover will cease to be traded on the New York Stock Exchange.

“On behalf of our company I’d like to thank Denis McGlynn and Dover Motorsports for their cooperation and support through this process,” said Speedway Motorsports President and Chief Executive Officer Marcus Smith. “As our acquisition becomes complete, we look forward to turning our focus toward engaging the teams at Dover and Nashville to produce exciting events for race fans in 2022.”

Media Inquiries:

Scott Cooper

scooper@speedwaymotorsports.com

SVP – Communications

Speedway Motorsports

About Speedway Motorsports

Speedway Motorsports is a leading marketer, promoter and sponsor of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway, Texas Motor Speedway and Kentucky Speedway. Speedway Motorsports provides souvenir merchandising services through its SMI Properties subsidiary; manufactures and distributes smaller-scale, modified racing cars and parts through its U.S. Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary.

NASCAR events will take place in 2022 at the following Speedway Motorsports venues: Texas Motor Speedway, Sonoma Raceway, Atlanta Motor Speedway, New Hampshire Motor Speedway, Charlotte Motor Speedway, Las Vegas Motor Speedway, Bristol Motor Speedway and at the two Dover Motorsports properties in Dover and Nashville. Speedway Motorsports will also host a NASCAR event weekend at Circuit of The Americas in Austin, Texas.

About Dover Motorsports

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. Dover Motorsports currently owns two of auto racing’s most distinctive venues, Dover International Speedway in Dover, Del., and Nashville Superspeedway in Lebanon, Tenn. The tracks are the largest concrete-only venues hosting NASCAR events. Both facilities include modern grandstands, suites and camping spaces, and each will host a NASCAR Cup Series race weekend on the 2022 schedule.

Dover International Speedway, nicknamed “The Monster Mile”, is a one-mile oval that opened in 1969. In 2022, the track will host a NASCAR tripleheader weekend April 29-May1 featuring ARCA Menards Series East, NASCAR Xfinity and NASCAR Cup Series races. The speedway also annually hosts the Firefly Music Festival produced by AEG Presents with more than 100 acts performing over three days. The Nashville Superspeedway, located approximately 30 miles southeast of Music City, opened in 2001 as a 1.33-mile D-shaped oval. The track will host a NASCAR tripleheader weekend June 24-26, 2022, featuring NASCAR Camping World, Xfinity and Cup Series races.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Speedway Motorsports, Dover Motorsports and the acquisition of Dover Motorsports by Speedway Motorsports (the “Transaction”) that are subject to risks, uncertainties and other factors. Any statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “looking forward,” “would,” “hopes,” “assumes,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Forward-looking statements include, without limitation, statements regarding the Transaction and related matters, the expected timing of the completion of the Transaction, the ability to complete the Transaction considering various closing conditions, and any assumptions underlying any of the foregoing. Although Speedway Motorsports and Dover Motorsports believe that the expectations reflected in these forward-looking statements are reasonable as of the date on which the statements are made, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors and assumptions, some of which are beyond the companies’ control. Among the factors that could cause actual results to differ from those reflected in forward-looking statements include, without limitation, uncertainties as to the timing of the merger, and other risks and uncertainties. All forward-looking statements are based on information currently available to the companies, and the companies assume no obligation and disclaim any intent to update any such forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for the companies to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the companies or any other person that the companies’ expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Readers are cautioned not to place undue reliance on the companies’ forward-looking statements, and the companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Any forward-looking statements only speak as of the date of this press release, and the companies undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to the companies are expressly qualified by these cautionary statements.